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April 4, 1995


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Re:  Yankee Energy System, Inc.
     Form S-8

Ladies and Gentlemen:

     We are filing today by electronic EDGAR submission Yankee
Energy System, Inc.'s Form S-8.

     Please call the undersigned if you have any questions.

                              Very truly yours,

                              /s/ Mary J. Healey
                              Vice President, General Counsel
                              and Secretary
                              (203)639-4405



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                 SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C.   20549
                              _______
                              Form S-8
                        REGISTRATION STATEMENT
                               Under
                     THE SECURITIES ACT OF 1933

                     Yankee Energy System, Inc.
        (Exact name of registrant as specified in its charter)

   Connecticut                             06-1236430
   State or other jurisdiction of          (I.R.S. Employer
   incorporation or organization)          Identification No.)

                         599 Research Parkway
                    Meriden, Connecticut   06450-1030
                              (203) 639-4000
     (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

     1991 Yankee Energy Long-Term Incentive Compensation Plan
                         (Full title of the plan)

                              MARY J. HEALEY
               Vice President, General Counsel and Secretary
                         599 Research Parkway
                         Meriden, CT   06450-1030
                              (203) 639-4000
     (Name, address, including zip code, and telephone number, including area code, of agent for service)

          Please address a copy of all communications to:
                         SCOTT L. MURPHY, ESQ.
                         Shipman & Goodwin
                         One American Row
                    Hartford, CT   06103-2819
                         (203) 251-5000

                    CALCULATION OF REGISTRATION FEE
                               Proposed  Proposed
                               Maximum   Maximum
Title of Each Class   Amount   Offering  Aggregate  Amount of
of Securities to be    to be   Price Per Offering Registration
Registered         Registered  Share (2) Price (2)  Fee
Common Stock, Par
Value $5.00(1)        163,004  $20.25
                               to $21.63  $3,388,257 $1,168


(1) The Registration Statement also pertains to Rights to purchase one share of Common Stock of the Registrant (the
"Rights"). Until the occurrence of certain prescribed events, the Rights are not exercisable, are evidenced by the certificates for Yankee Energy System, Inc. Common Stock and will be transferred only with such securities.

(2) Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(h), the proposed maximum offering price per share is based, with respect to the 64,600 shares subject to outstanding options under the plan, on exercise prices of $21.375 to $21.63 per share, and with respect to the remaining 98,404 shares, on the average of the high and low prices of the Registrant's common stock on the New York Stock Exchange Composite Tape on March 28, 1995.


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                         PART I

     INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information statement being delivered by Yankee Energy System, Inc. (the "Company") to participants in the Company's "1991 Yankee Energy Long-Term Incentive Compensation Plan (the "Plan"), as required by Rule 428 under the Securities Act of 1933, as amended (the "Securities Act"), has been prepared in accordance with the requirements of Form S-8 and relates to shares of common stock, par value $5.00 per share, issued or reserved for issuance pursuant to awards under the Plan. The information with respect to awards granted under the Plan required in the Section 10(a) prospectus is included in documents being maintained and delivered by the Company as required by Rule 428 under the Securities Act. The Company shall provide to participants a written statement advising them of the availability without charge, upon written or oral request, of documents incorporated by reference herein, as is required by
Item 2 of Part I of Form S-8.

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                         PART II

     INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.   Incorporation of Documents by Reference.

     The following documents, previously filed with the Commission, are hereby incorporated by reference in this registration statement:

     (a) Yankee Energy's Annual Report on Form 10-K for the year ended September 30, 1994;

     (b) The Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 1994, and Current Report on Form 8-K dated December 6, 1994;

     (c) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the registrant document referred to in (a) above;

     (d) The description of the Shares contained in the Registration Statement on Form 10 dated April 14, 1989, filed under the 1934 Exchange Act, including any amendment or report filed for the purpose of updating such description; and

     (e) The description of the Company's Rights contained in the Company's 1934 Exchange Act Registration Statement on Form 8-
A filed with the Commission on December 6, 1989, including any amendment or report filed for the purpose of updating such description.

     In addition, all documents subsequently filed by Yankee Energy pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents. The documents described above are hereinafter referred to as "Incorporated Documents."

     Any statement contained herein or in an Incorporated Document shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.


Item 4.   Description of Securities.

     This item is not applicable.


Item 5.  Interests of Named Experts and Counsel.

     This item is not applicable.


Item 6.  Indemnification of Directors and Officers.

      Section 33-320a of the Stock Corporation Act of Connecticut ("Section 33-320a") requires the Company, in certain circumstances and subject to certain limitations therein set forth, to indemnify each of its directors and officers, among others, made a party to any threatened, pending or completed legal proceeding by reason of his or her being or having been such a director or officer, against expenses, including attorneys' fees, incurred by him or her, and, in addition in the case of any such proceeding other than one by or in the right of the Company, against judgments, fines and penalties incurred, and settlement amounts paid, by him or her in connection with such proceeding. Article VI of the Bylaws of the Company provides for indemnification of directors and officers, among others, to the fullest extent now or hereafter permitted by law. The rights and remedies provided in Section 33-320a are exclusive, so Article VI of the Bylaws of the Company does not at present add to the indemnification rights of directors and officers.

     Section 33-320a authorizes the Company to procure insurance providing greater indemnification than that authorized by Section 33-320a. The Company has purchased insurance policies which insure directors and officers of the Company and of certain of its subsidiaries against certain liabilities which might be incurred by them in such capacities and which insure the Company for amounts which may be paid by it to indemnify the directors and officers covered by the policies.


Item 7.  Exemption from  Registration Claimed.

     This item is not applicable.


Item 8.  Exhibits.

     The following exhibits are filed as part of this Registration Statement or incorporated by reference herein:

Exhibit Number           Description of Exhibits

     4.1  Restated Certificate of Incorporation of the
Company (filed as an Exhibit in the Company's
Registration Statement on Form 10 dated April 14, 1989 ("Form
10"))

     4.2  Amended Bylaws of the Company (filed in Form 10)

     4.3 Description of the Company's common stock and specimen of the Company's common stock contained in the Company's
Registration Statement in Form 10

     4.4 Rights Agreement dated as of November 20, 1989, between the Company and Rights Agent named therein, as amended (filed in the Company's Registration Statement on Form 8-A, dated December 6, 1989), as amended by Amendment No.1 dated as of May 10, 1990 (filed in the Company's Form 8, dated May 30, 1990), as further amended by Amendment No. 2 dated as of January 23, 1991 (filed in the Company's Form 8, dated January 31, 1991)

     5    Opinion of Shipman & Goodwin*

     15   Awareness Letter of Independent Accountants, Arthur
Andersen LLP*

     23.1 Consent of Independent Accountants, Arthur Andersen
LLP*

     23.2 Consent of Shipman & Goodwin (included in Exhibit 5)*

     24   Power of Attorney (included in Page II-5 of this
Registration Statement)*
_________
* Filed herewith


Item 9.   Undertakings.

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(a)  The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to
Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification of liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling persons of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                         SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Meriden and State of Connecticut on the 4th day of April, 1995.

               YANKEE ENERGY SYSTEM, INC.


               BY   /s/   BRANKO TERZIC
                    Branko Terzic, President and
                    Chief Executive Officer

                    POWER OF ATTORNEY

     Each director and/or officer of the Registrant whose signature appears below hereby appoints Michael E. Bielonko, Charles E. Gooley and Mary J. Healey, and each of them severally, as his or her attorney-in-fact to sign in his or her name and behalf, in any and all capacities stated below and to file with the Commission, any and all amendments, including post-effective amendments, to this Registration Statement.
               ____________________________

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

     Signature                Title               Date

/s/  BRANKO TERZIC            President, Chief    April 4, 1995
     Branko Terzic            Executive Officer
                              and Director
                              (Principal Executive
                              Officer)

/s/  MICHAEL E. BIELONKO      Vice President,     April 4, 1995
     Michael E. Bielonko      Treasurer and Chief
                              Financial Officer
                              (Principal Financial Officer)

/s/  NICHOLAS A. RINALDI      Controller          April 4, 1995
     Nicholas A. Rinaldi      (Principal Accounting
                              Officer)

/s/  PHILIP T. ASHTON         Chairman            April 4, 1995
     Philip T. Ashton

/s/  EILEEN S. KRAUS          Director            April 4, 1995
     Eileen S. Kraus

/s/  FREDERICK M. LOWTHER     Director            April 4, 1995
     Frederick M. Lowther

/s/  THOMAS H. O'BRIEN        Director            April 4, 1995
     Thomas H. O'Brien

/s/  LEONARD A. O'CONNOR      Director            April 4, 1995
     Leonard A. O'Connor

/s/  EMERY G. OLCOTT          Director            April 4, 1995
     Emery G. Olcott

/s/  NICHOLAS L. TRIVISONNO   Director            April 4, 1995
     Nicholas L. Trivisonno

                    EXHIBIT INDEX

Exhibit Number Description of Exhibits            Sequentially
                                                  Numbered Page

     5    Opinion of Shipman & Goodwin

     15   Awareness Letter of
          Independent Accountants,
          Arthur Andersen LLP

     23.1 Consent of Independent Accountants,
          Arthur Andersen LLP

     23.2 Consent of Shipman & Goodwin
          (included in Exhibit 5)

     24 Power of Attorney (included in Page II-5 of this Registration Statement).

     99   1991 Yankee Energy Long-Term
          Incentive Compensation Plan